EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eaton Corporation plc

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Plan of Eaton Corporation plc of our reports dated February 26, 2020, with respect to the consolidated financial statements of Eaton Corporation plc, and the effectiveness of internal control over financial reporting of Eaton Corporation plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
November 3, 2020